Exhibit 10.18

TYSONS INTERNATIONAL PLAZA

SECOND AMENDMENT
TO LEASE
BY AND BETWEEN
485 PROPERTIES, LLC
(Landlord)
AND
CONVERA TECHNOLOGIES, INC.
(Tenant)

          THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made this _________ day of ______________, 2004, by and between 485 PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and CONVERA TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

          WHEREAS, Landlord and Excalibur Technologies Corporation, a Delaware corporation and Tenant’s predecessor-in-interest (“Excalibur”), have entered into that certain Office Lease Agreement dated March 4, 1999 (the “Original Lease”), pursuant to which Landlord leased to Excalibur, and Excalibur leased from Landlord, those certain premises located in Tower II of the Project known as Tysons International Plaza, as follows:

Suite 200	11,125	square feet of GRA
Suite 455	3,075	square feet of GRA
Suite 750	4,491	square feet of GRA

TOTAL:	18,691	square feet of GRA

(Suite 200, Suite 455 and Suite 750 hereinafter shall be referred to collectively as the “Original Premises.”)

          WHEREAS, Tysons Corner Associates II (“Tysons”), Landlord’s predecessor-in-interest, and Excalibur have entered into that certain Agreement dated November 19, 1998 (the “Storage Lease”), pursuant to which Tysons leased to Excalibur approximately 585 square feet of storage space (the “Storage Space”) located on the P-2 level of Tower II.

          WHEREAS, Tenant became successor-in interest to Excalibur under the Lease pursuant to the merger of Excalibur into Tenant.

          WHEREAS, Landlord and Tenant have entered into that certain First Amendment to Lease dated August 1, 2001 (the “First Amendment”), pursuant to which Landlord leased to Tenant approximately 1,811 square feet of GRA located on the second floor of Tower II (the “Additional Premises #1), upon the terms and conditions set forth in the First Amendment. (The Original Lease, as modified and amended by the First Amendment, hereinafter shall be referred to as the “Lease.”)

          WHEREAS, the scheduled expiration date of the Lease is October 5, 2004 (the “Scheduled Expiration Date”).

          WHEREAS, Landlord and Tenant desire to amend and modify the Lease and the Storage Lease, as hereinafter set forth, for the purposes, among others, of (i) extending the Term of the Lease for a period of thirty-eight (38) months; (ii) reducing the size of the Premises; and (iii) revising the rent payable by Tenant under the Storage Lease.

          NOW, THEREFORE, in consideration of the above premises and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto hereby agree that the Lease is amended as follows:

          1. Incorporation of Recitals. The foregoing recitals of this Second Amendment are all hereby incorporated in and made a part of this Second Amendment, to the same extent as if herein set forth in full.

          2. Capitalized Terms. All capitalized terms not defined in this Second Amendment shall have the meanings as are ascribed to such terms in the Lease.

          3. Term.

                    3.1. The Term of the Lease, as hereby amended, shall be extended for a period commencing on October 6, 2004 (the “Extended Term Commencement Date”) and shall continue thereafter until 11:59 p.m. on December 31, 2007 (the “Extended Term”), unless terminated prior thereto in accordance with the terms and conditions of the Lease, as hereby amended. Tenant shall have no right or option to extend the Term beyond the Extended Term.

                    3.2 Notwithstanding the above, the Term of the Lease, as hereby amended, shall terminate and expire with respect to the Returned Premises on the Holdover Expiration Date (as defined below).

          4. Reduction in Size of Premises. Effective as of December 5, 2004 (the “Holdover Expiration Date”), the Premises shall be reduced by approximately 7,566 square feet of GRA. Attached hereto as Exhibit A is an outline of the Premises, which outline sets forth (i) the portion of the Premises to continue under the Lease, as hereby amended (i.e., 13,172 square feet of GRA, which includes an additional 236 square feet of GRA not previously leased by Tenant [the “Additional Space”]) (the “Retained Premises”) for the entire Extended Term, and (ii) the portion of the Premises to be returned and delivered to Landlord on or before the Holdover Expiration Date (i.e., 7,566 square feet of GRA) (the “Returned Premises”). On or before the Holdover Expiration Date, Tenant shall deliver the Returned Premises to Landlord, broom-clean and free of Tenant’s Property.

          5. Annual Base Rent.

                    5.1. Commencing on the Extended Term Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, as hereby amended, Tenant shall pay Landlord annual Base Rent with respect to the Retained Premises for each such year (or portion thereof) as follows:

Year	Base Rental Rate Per Square Foot of GRA in the Retained Premises

1 (commencing on November 1, 2004)	$25.50
2 (commencing on November 1, 2005)	$26.27
3 (commencing on November 1, 2006)	$27.05
4 (commencing on November 1, 2007)	$27.86

In addition, Tenant shall pay Landlord Base Rent with respect to the Retained Premises for the period October 6, 2004 through October 31, 2004 in the sum of Twenty-Three Thousand Four Hundred Seventy-Five and 90/100 Dollars ($23,475.90), which sum shall be due and payable on or before October 1, 2004. Annual Base Rent with respect to any partial year shall be pro rated, based upon the actual number of months. Annual Base Rent shall be payable in equal monthly installments, at such times, at such place, and in such manner as is otherwise provided in the Lease. Notwithstanding the above, Base Rent with respect to the Retained Premises shall be abated and Tenant shall have no obligation to pay the same, with respect to the first one and one-half months of the Extended Term (i.e., the first $41,985.75 of Base Rent due hereunder with respect to the Retained Premises for the Extended Term shall be abated).

                    5.2. Commencing on the Extended Term Commencement Date and continuing thereafter through and including the Holdover Expiration Date, Tenant shall pay Landlord Annual Base Rent with respect to the Returned Premises in the sum of Thirty-Two and 08/100 Dollars ($32.08) per square foot of GRA in the Returned Premises, in two (2) equal monthly installments of Twenty Thousand Two Hundred Twenty-Six and 44/100 Dollars ($20,226.44) each, with the first such installment due on October 6, 2004 and with the second such installment due on November 6, 2004.

          6. Tenant’s Taxes and Tenant’s Operating Costs Charge. Commencing on the first anniversary of the Extended Term Commencement Date and continuing thereafter throughout the Extended Term, Tenant shall continue to pay to Landlord, Tenant’s pro rata share of Tenant’s Operating Costs Charge and Tenant’s Taxes, in the manner, at such place, and at such times as is otherwise set forth in the Lease; provided, however, that, effective as of the Extended Term Commencement Date, the Base Year with respect to the Retained Premises (but not the Returned Premises) shall be the calendar year 2004. Tenant’s obligations under this Section 6 to pay Tenant’s pro rata share of Tenant’s Operating Costs Charge and Tenant’s Taxes with respect to the Returned Premises shall terminate and expire on the Holdover Expiration Date.

          7. Leasehold Improvements and Refurbishments to the Premises.

                    7.1. Except as otherwise provided herein, Tenant shall accept and lease the Premises from Landlord for the Extended Term in its “AS IS” condition.

                    7.2. Notwithstanding the above, Tenant may make leasehold improvements and refurbishments to the Retained Premises, in accordance with the terms and conditions of Exhibit B of the First Amendment, mutatis mutandis; provided, however, that, in lieu of the Allowances set forth in said Exhibit B, Tenant shall receive an improvement and refurbishment allowance in the sum of Eight and 50/100 Dollars ($8.50) per square foot of GRA in the Retained Premises. In addition, Tenant shall receive an additional sum of Fifty-Two Thousand Dollars ($52,000.00), to be added to the allowance set forth in the immediately previous sentence, which amount represents unused construction allowances previously granted Tenant under the Lease.

                    7.3. Notwithstanding the above, Landlord, at Landlord’s cost and expense and not to be reimbursed from the allowances set forth in Section 7.2 hereof, shall relocate the drinking water fountain presently outside the rest rooms, to another location within the common area.

          8. Operating Hours. Section 5.2 and Schedule B of the Original Lease are hereby amended to provided that the operating hours of the Project on Saturdays shall be 9:00 a.m. to 1:00 p.m.

          9. Parking. Effective as of the Extended Term Commencement Date and continuing thereafter throughout the Extended Term, Landlord shall cause the Parking Garage operator to provide to Tenant, at the then-prevailing market rate(s) specified from time to time by the Parking Garage operator, a number of unreserved parking spaces based upon the ratio of 3.5 parking spaces per 1,000 square feet of GRA in the Premises, as the same is constituted from time to time. (The rate currently charged by the Parking Garage operator for unreserved parking spaces is $60.00 per month.) Said parking spaces shall be located within the Parking Garage for Tenant’s non-exclusive use. Said parking spaces shall be available and accessible to Tenant for Tenant’s use twenty-four (24) hours per day, seven (7) days per week.

          10. Storage Space. Landlord and Tenant hereby agree that the Storage Lease shall continue and remain in full force and effect in accordance with the terms and conditions thereof; provided, however, that throughout the term of said Storage Lease, the annual rent payable to Tenant to Landlord shall be Twelve Dollars ($12.00) per square foot of Storage Space.

          11. Brokers’ Commissions.

                    11.1 In connection with the leasing of the Premises hereunder and the entry by the parties into this Second Amendment, Tenant represents that it has dealt directly with and only with Newmark of Washington, DC, LLC (“Newmark”) as its authorized representative, and Landlord and CBRE (as defined below) shall recognize Newmark as Tenant’s authorized representative. Landlord shall pay Newmark for its services in connection with this Second Amendment and the leasing of the Premises hereunder pursuant to a separate agreement.

                    11.2 In connection with the leasing of the Premises hereunder and the entry by the parties into this Second Amendment, Landlord represents that it has dealt directly with and only with CB Richard Ellis Real Estate Services, Inc. (“CBRE”) as its authorized representative, and Tenant and Newmark shall recognize CBRE as Landlord’s authorized representative. Landlord shall pay CBRE for its services in connection with this Second Amendment and the leasing of the Premises hereunder pursuant to a separate agreement.

                    11.3 Each party further represents to the other that it has dealt with no other broker, finder or other person who may be entitled to brokerage commissions or finder’s fees in connection with the execution of this Second Amendment and the leasing of the Premises hereunder, other than as specifically set forth above. Landlord and Tenant each agree to defend, indemnify and hold harmless the other against and from all liability arising from any breach of such representation or obligation by the indemnifying party, including without limitation the reasonable cost of attorneys’ fees in connection therewith.

          12. Security Deposit. The parties hereto acknowledge and agree that the balance of the Security Deposit currently held by Landlord under the Lease is Seventy-One Thousand and Two Hundred Dollars ($71,200.00), which Landlord shall continue to hold as the Security Deposit throughout the Extended Term.

          13. Patriot Act. Tenant represents and warrants that Tenant (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of the Lease, as hereby amended, remain in compliance with the regulations of the Office of Foreign Assets Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease, as hereby amended.

          14. Ratification of Lease. The Lease and the Storage Lease, and all of the terms and conditions thereof (as modified by this Second Amendment), are hereby in all respects ratified, confirmed and approved by both parties hereto.

          15. Counterparts. This Second Amendment may be executed in any number of counterparts by each party hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same binding instrument.

          16. Captions. Paragraph and section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Second Amendment.

          17. Entire Agreement. The Lease and the Storage Lease, as hereby amended and modified by this Second Amendment, contains the entire understanding of the parties with respect to the subject matters covered hereby and thereby and may be modified only by a written instrument signed by Landlord and Tenant. Landlord and Tenant intend that, to the maximum extent possible, the invalidity or unenforceability of any provision of this Second Amendment shall not affect any of the other provisions hereof or any provision of the Lease or the Storage Lease.

          18. Binding Effect. This Second Amendment shall bind and inure to the benefit of Landlord and Tenant, and shall bind and inure to the benefit of their respective successors and permitted assigns.

          19. Confidentiality. Tenant will maintain the confidentiality of the Lease, as hereby amended, and will not divulge the economic or other terms of the Lease, as hereby amended, whether verbally or in writing, to any person, other than Tenant’s officers, directors, partners or shareholders; Tenant’s attorneys, accountants and other professional consultants; any governmental agencies, if so required; and/or pursuant to subpoena or other legal process.

          IN WITNESS WHEREOF, each party has executed and ensealed this Second Amendment or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the day and year first above written.

WITNESS/ATTEST:	LANDLORD: 485 PROPERTIES, LLC, a Delaware limited liability company

__________________________	By: Name: Title:	____________________________(SEAL) ____________________________ ____________________________

TENANT: CONVERA TECHNOLOGIES, INC., a Delaware corporation

__________________________	By: Name: Title:	____________________________(SEAL) ____________________________ ____________________________

EXHIBIT A

OUTLINE OF RETAINED PREMISES
and
OUTLINE OF RETURNED PREMISES

(Attached)